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STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                   EXHIBIT 11


                                                              Three Months Ended              Nine Months Ended
                                                                    March 31,                     March 31,
                                                          ---------------------------   ----------------------------
                                                              1997            1996          1997            1996
PRIMARY

Net (loss)/income                                         $    (14,200)   $   129,500   $   937,400     $    686,800
Less preferred stock dividend                                      -              -             -            (62,000)
                                                          ------------    -----------   -----------     ------------
Net (loss)/income applicable to common shares             $    (14,200)   $   129,500   $   937,400     $    624,800
                                                          ============    ===========   ===========     ============

Weighted average number of common shares outstanding        14,137,796     14,155,362    14,156,852       13,732,729

Add - common equivalent shares:

  Shares issuable upon exercise of options
  to purchase common stock (2)                                     -           10,206           788           10,258
                                                          ------------    -----------   -----------     ------------

  Weighted average number of shares used in calculation
  of primary income per common share                        14,137,796     14,165,568    14,157,640       13,742,987
                                                          ============    ===========   ===========     ============

Primary income per common share                           $        -      $       .01   $       .07     $        .05
                                                          ============    ===========   ===========     ============

FULLY DILUTED

Net (loss)/income                                         $    (14,200)   $   129,500   $   937,400     $    686,800
Less preferred stock dividends                                     -              -             -             (6,200)
                                                          ------------    -----------   -----------     ------------
Net (loss)/income applicable to common shares             $    (14,200)   $   129,500   $   937,400     $    624,800
                                                          ============    ===========   ===========     ============

Weighted average number of common shares outstanding        14,137,796     14,155,362    14,156,852       13,732,729

Add - Common Equivalent shares:

  Shares issuable upon exercise of options
  to purchase common stock (2)                                     -           10,625           788(1)        10,920
                                                          ------------    -----------   -----------     ------------

  Weighted average number of shares used in calculation
  of fully diluted income per common share                  14,137,796     14,165,987    14,157,640(1)    13,743,649
                                                          ============    ===========   ===========     ============

Fully diluted income per common share                     $         -     $       .01   $       .07     $        .05
                                                          ============    ===========   ===========     ============



(1) The result of the fully diluted earnings per share computation is anti-dilutive.

(2)  As of August 12, 1996, all outstanding options were exercised or expired.


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